EXHIBIT 97.1

NG1000.34
BOARD OF DIRECTORS	Version 1
POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION	Date 01/12/2023

1.	PURPOSE

In accordance with the applicable rules of The New York Stock Exchange Listed Company Manual Rule 303A.14 (the “NYSE Rules”), Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act” and “Rule 10D-1”), the Board of Directors (the “Board”) of Companhia Siderúrgica Nacional (the “Company”) has adopted this Policy (the “Policy”) to provide for the recovery of Erroneously Awarded Compensation from Executive Officers in the event that the Company is required to prepare an Accounting Restatement.

2.	SCOPE

This Policy applies to the Company and its Executive Directors.

3.	DEFINITIONS

For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.

“Accounting Restatement” means (i) an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).

“Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date (as defined below), and if the Company changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years.

“Erroneously Awarded Compensation” means, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of all Incentive- based Compensation Received by an Executive Officer (i) on or after October 2, 2023, (ii) after beginning service as an Executive Officer, (iii) who served as an Executive Officer at any time during the applicable performance period relating to any Incentive-based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company), (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (v) during the applicable Clawback Period, which exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.

EXHIBIT 97.1

NG1000.34
BOARD OF DIRECTORS	Version 1
POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION	Date 01/12/2023

“Executive Officer” means each individual who is currently or will be designated as an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act, even if such individual leaves office after the effective date of this Policy. For the avoidance of doubt, the identification of an executive officer for purposes of this Policy shall include each executive officer who is or was identified pursuant to Item

6.A of Form 20-F, as applicable.

“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall, for purposes of this Policy, be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

“Incentive-based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

“NYSE” means the New York Stock Exchange.

“Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or

(ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

For purposes of this Policy, Incentive-based Compensation shall be deemed “Received” on the accrual basis, i.e. in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation to the Executive Officer occurs after the end of that period.

EXHIBIT 97.1

NG1000.34
BOARD OF DIRECTORS	Version 1
POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION	Date 01/12/2023

4.	ADMINISTRATION AND INTERPRETATION

This Policy shall be administered by the Board, which shall have authority to

(i) exercise all of the powers granted to it under the Policy, (ii) construe, interpret, and implement this Policy, (iii) make all determinations necessary or advisable in administering this Policy, and (iv) amend this Policy, including to reflect changes in applicable law.

The Board is authorized to interpret this Policy and any determinations made by the Board shall be final and binding on all affected individuals, as long as in compliance with (i) NYSE Rules, Section 10D, Rule 10D-1 and any other applicable law, regulation, rule or interpretation of the SEC or NYSE promulgated or issued in connection therewith and (ii) Brazilian law, as applicable.

5.	RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

In the event of an Accounting Restatement, the Company shall reasonably promptly recover the Erroneously Awarded Compensation Received in accordance with NYSE Rules, Rule 10D-1 and, as applicable, Brazilian law as follows:

After an Accounting Restatement, the Board shall determine the amount of any Erroneously Awarded Compensation Received by each Executive Officer and shall promptly notify each Executive Officer with a written notice containing the amount of any Erroneously Awarded Compensation and a demand for repayment or return of such compensation, as applicable.

In the event the Executive Officers received any Incentive-based Compensation based on (or derived from) the Company’s stock price or total shareholder return, the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, therefore the Board shall observe the following:

(i)	The amount to be repaid or returned shall be determined by the Board based on a reasonable estimate of the effect of the Accounting Restatement on the Company’s stock price or total shareholder return upon which the Incentive-based Compensation was Received; and
(ii)	The Company shall maintain documentation of the determination of such reasonable estimate and provide the relevant documentation as required to the NYSE.

The Board shall have discretion to determine the appropriate means of recovering Erroneously Awarded Compensation based on the particular facts and circumstances. Notwithstanding the foregoing, except as set forth below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder.

EXHIBIT 97.1

NG1000.34
BOARD OF DIRECTORS	Version 1
POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION	Date 01/12/2023

To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer. The applicable Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation.

Any determination regarding this Policy and any application and implementation thereof need not to be uniform with respect to each Executive Officer, or payment recovered or forfeited under this Policy.

6.     GENERAL EXEMPTIONS

The Company must recover any Erroneously Awarded Compensation under this Policy, except to the extent that any of the conditions 1and 2 below have been met, and the majority of the independent directors serving on the Board, has made a determination that recovery would be impracticable:

(1)        The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and provide that documentation to NYSE; or

(2)        Recovery would violate Brazilian law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of Brazilian law, the Company must obtain an opinion of Brazilian counsel, acceptable to NYSE, that recovery would result in such a violation, and must provide such opinion to NYSE.

EXHIBIT 97.1

NG1000.34
BOARD OF DIRECTORS	Version 1
POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION	Date 01/12/2023

7.	DISCLOSURE REQUIREMENTS

The Company shall file all disclosures with respect to this Policy required by applicable U.S. Securities and Exchange Commission (“SEC”) filings and rules.

8.	PROHIBITION OF INDEMNIFICATION

The Company shall not be permitted to insure or indemnify any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-based Compensation that is granted, paid or awarded to an Executive Officer from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date of this Policy).

9.	OTHER RECOVERY RIGHTS

This Policy shall be binding and enforceable against all Executive Officers and, to the extent required by applicable law or guidance from the SEC or NYSE, their beneficiaries, heirs, executors, administrators or other legal representatives. The Board intends that this Policy will be applied to the fullest extent required by applicable law. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement.

10.	EXHIBITS

Exhibit A – Attestation and Acknowledgement of Policy

EXHIBIT 97.1

NG1000.34
BOARD OF DIRECTORS	Version 1
POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION	Date 01/12/2023

11.	EXPLANATORY NOTES

Not applicable.

12.	APPROVAL

This document was approved by the Board of Directors at a meeting held on December 1st, 2023, effective as of October 2nd, 2023, pursuant to the NYSE Rules.

EXHIBIT 97.1

NG1000.34
BOARD OF DIRECTORS	Version 1
POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION	Date 01/12/2023

Exhibit A

ATTESTATION AND ACKNOWLEDGEMENT OF POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

By my signature below, I acknowledge and agree that:

I have received and read the attached Policy for the Recovery of Erroneously

Awarded Compensation (this “Policy”).

I hereby agree to abide by all of the terms of this Policy both during and after my employment with the Company, including, without limitation, by promptly repaying or returning any Erroneously Awarded Compensation to the Company as determined in accordance with this Policy.

Signature: ____ _______________________________

Printed Name: ________________________________

Date: _________________________________________